UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

EverQuote, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.001 per share

(Title of Class of Securities)

30041R108

(CUSIP Number)

December 31, 2018

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 30041R108	13G	Page 2 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Omni Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 360,000 shares (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 360,000 shares (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,000 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON (See Instructions) IC

(a)

The aggregate percentage of Class A Common Stock is based upon 4,958,739 shares outstanding, which is the total number of Class A Common Shares outstanding as of October 31, 2018, as indicated by EverQuote, Inc. in its Form 10-Q for the period ended September 30, 2018.

CUSIP No. 30041R108	13G	Page 3 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Omni Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 360,000 shares (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 360,000 shares (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,000 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON (See Instructions) IC

(a)

The aggregate percentage of Class A Common Stock is based upon 4,958,739 shares outstanding, which is the total number of Class A Common Shares outstanding as of October 31, 2018, as indicated by EverQuote, Inc. in its Form 10-Q for the period ended September 30, 2018.

CUSIP No. 30041R108	13G	Page 4 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Omni Insurance Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Georgia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 360,000 shares (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 360,000 shares (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,000 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON (See Instructions) HC

(a)

The aggregate percentage of Class A Common Stock is based upon 4,958,739 shares outstanding, which is the total number of Class A Common Shares outstanding as of October 31, 2018, as indicated by EverQuote, Inc. in its Form 10-Q for the period ended September 30, 2018.

CUSIP No. 30041R108	13G	Page 5 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): American Independent Companies, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 360,000 shares (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 360,000 shares (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,000 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON (See Instructions) HC

(a)

The aggregate percentage of Class A Common Stock is based upon 4,958,739 shares outstanding, which is the total number of Class A Common Shares outstanding as of October 31, 2018, as indicated by EverQuote, Inc. in its Form 10-Q for the period ended September 30, 2018.

CUSIP No. 30041R108	13G	Page 6 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Independent Insurance Investments, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 360,000 shares (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 360,000 shares (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,000 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON (See Instructions) HC

(a)

The aggregate percentage of Class A Common Stock is based upon 4,958,739 shares outstanding, which is the total number of Class A Common Shares outstanding as of October 31, 2018, as indicated by EverQuote, Inc. in its Form 10-Q for the period ended September 30, 2018.

CUSIP No. 30041R108	13G	Page 7 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 4Is Insure Intermediate, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 360,000 shares (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 360,000 shares (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,000 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON (See Instructions) HC

(a)

The aggregate percentage of Class A Common Stock is based upon 4,958,739 shares outstanding, which is the total number of Class A Common Shares outstanding as of October 31, 2018, as indicated by EverQuote, Inc. in its Form 10-Q for the period ended September 30, 2018.

CUSIP No. 30041R108	13G	Page 8 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 4Is Insure Holdco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 360,000 shares (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 360,000 shares (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,000 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON (See Instructions) HC

(a)

The aggregate percentage of Class A Common Stock is based upon 4,958,739 shares outstanding, which is the total number of Class A Common Shares outstanding as of October 31, 2018, as indicated by EverQuote, Inc. in its Form 10-Q for the period ended September 30, 2018.

CUSIP No. 30041R108	13G	Page 9 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): RFH Special Purpose I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 360,000 shares (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 360,000 shares (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,000 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON (See Instructions) HC

(a)

The aggregate percentage of Class A Common Stock is based upon 4,958,739 shares outstanding, which is the total number of Class A Common Shares outstanding as of October 31, 2018, as indicated by EverQuote, Inc. in its Form 10-Q for the period ended September 30, 2018.

CUSIP No. 30041R108	13G	Page 10 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): JC Comis LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 360,000 shares (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 360,000 shares (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,000 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON (See Instructions) HC

(a)

The aggregate percentage of Class A Common Stock is based upon 4,958,739 shares outstanding, which is the total number of Class A Common Shares outstanding as of October 31, 2018, as indicated by EverQuote, Inc. in its Form 10-Q for the period ended September 30, 2018.

CUSIP No. 30041R108	13G	Page 11 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): James C. Comis III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 360,000 shares
	6	SHARED VOTING POWER 0 shares (See Item 4)
	7	SOLE DISPOSITIVE POWER 360,000 shares
	8	SHARED DISPOSITIVE POWER 0 shares (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,000 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON (See Instructions) HC

(a)

The aggregate percentage of Class A Common Stock is based upon 4,958,739 shares outstanding, which is the total number of Class A Common Shares outstanding as of October 31, 2018, as indicated by EverQuote, Inc. in its Form 10-Q for the period ended September 30, 2018.

CUSIP No. 30041R108	13G	Page 12 of 19 Pages

Item 1(a)	Name of Issuer:

EverQuote, Inc. (the “Issuer”)

Item 1(b)	Address of Issuer’s Principal Executive Offices:

210 Broadway, Cambridge, Massachusetts 02139

Item 2(a)	Name of Person Filing:

This Schedule 13G is filed jointly by (i) Omni Indemnity Company (“Omni”), (ii) Omni Insurance Company (“OIC”), (iii) Omni Insurance Group, Inc. (“OIG”), (iv) American Independent Companies, Inc. (“American Independent”), (v) Independent Insurance Investments, Inc. (“Independent Insurance”), (vi) 4Is Insure Intermediate, LLC (“4Is Intermediate”), (vii) 4Is Insure Holdco LLC (“4Is Holdco”), (viii) RFH Special Purpose I LLC (“RFH”), (ix) JC Comis LLC (“Comis LLC”) and (x) James C. Comis III ((i)-(x), collectively, the “Reporting Persons”).

OIC is the sole shareholder of Omni, the direct holder of 360,000 shares of Class A Common Stock, par value $0.001 (the “Common Stock”) of the Issuer. OIG is the sole shareholder of OIC. American Independent is the sole shareholder of OIG. Independent Insurance is the sole shareholder of American Independent. 4Is Intermediate is the sole shareholder of Independent Insurance. 4Is Holdco is the sole unitholder of 4Is Intermediate. RFH is the sole unitholder of 4Is Holdco. Comis LLC is the controlling unitholder of RFH. James C. Comis III is the sole unitholder of Comis LLC.

Each Reporting Person disclaims beneficial ownership of the Common Stock, except to the extent of such Reporting Person’s pecuniary interest therein.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The principal business address of each of the Reporting Persons is as follows:

601 West Monroe Street, Springfield, IL 62704

Item 2(c)	Citizenship:

See response to Item 4 of each of the cover pages and Item 2(a) above.

Item 2(d)	Title of Class of Securities:

Class A Common Stock, par value $0.001 per share

Item 2(e)	CUSIP Number:

30041R108

CUSIP No. 30041R108	13G	Page 13 of 19 Pages

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☒	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☒	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Omni and OIC are each an “insurance company” as defined in section 3(a)(19) of the Act. Each of the other reporting persons are parent companies or control persons of the insurance companies.

Item 4	Ownership:

(a)	Amount beneficially owned as of the date hereof:

See responses to Item 9 on each cover page.

(b)	Percent of class: See responses to Item 11 on each cover page and Items 2(a) and 4(a) above.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: See responses to Item 5 on each cover page and Items 2(a) and 4(a) above.

CUSIP No. 30041R108	13G	Page 14 of 19 Pages

(ii)	shared power to vote or to direct the vote: See responses to Item 6 on each cover page and Items 2(a) and 4(a) above.

(iii)	sole power to dispose or to direct the disposition of: See responses to Item 7 on each cover page and Items 2(a) and 4(a) above.

(iv)	shared power to dispose or to direct the disposition of: See responses to Item 8 on each cover page and Items 2(a) and 4(a) above.

Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this Statement is filed constitute a “group” for the purposes of Sections 13(d) and 13(g) of the Act and the rules thereunder. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

See Item 4 above.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Rule 14a-11.

CUSIP No. 30041R108	13G	Page 15 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 99.1 hereto.

Dated: February 14, 2019

OMNI INDEMNITY COMPANY

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

OMNI INSURANCE COMPANY

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

OMNI INSURANCE GROUP, INC.

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

AMERICAN INDEPENDENT COMPANIES, INC.

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

INDEPENDENT INSURANCE INVESTMENTS, INC.

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

4IS INSURE INTERMEDIATE, LLC

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

4IS INSURE HOLDCO LLC

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

RFH SPECIAL PURPOSE I LLC

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

CUSIP No. 30041R108	13G	Page 16 of 19 Pages

JC COMIS LLC

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

By:	/s/ James C. Comis III
Name:	James C. Comis III

CUSIP No. 30041R108	13G	Page 17 of 19 Pages

EXHIBIT INDEX

Exhibit No.

99.1	Joint Filing Agreement dated as of February 14, 2019, by and among each of the Reporting Persons

Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of ordinary shares of EverQuote, Inc.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 14th day of February, 2019.

OMNI INDEMNITY COMPANY

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

OMNI INSURANCE COMPANY

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

OMNI INSURANCE GROUP, INC.

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

AMERICAN INDEPENDENT COMPANIES, INC.

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

INDEPENDENT INSURANCE INVESTMENTS, INC.

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

4IS INSURE INTERMEDIATE, LLC

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

4IS INSURE HOLDCO LLC

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

RFH SPECIAL PURPOSE I LLC

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

JC COMIS LLC

By:	/s/ James C. Comis III
Name:	James C. Comis III
Title:	Authorized Signatory

By:	/s/ James C. Comis III
Name:	James C. Comis III